Exhibit 5.1

Fort Lauderdale Jacksonville Miami Orlando Tallahassee Tampa Washington, DC West Palm Beach	One Southeast Third Avenue SunTrust International Center 28th Floor Miami, Florida 33131-1714 www.akerman.com 305 374 5600 tel 305 374 5095 fax

September 29, 2005

SBA Communications Corporation

5900 Broken Sound Parkway N.W.

Boca Raton, FL 33487

Ladies and Gentlemen:

We have acted as counsel for SBA Communications Corporation, a Florida corporation (the “Company”), in connection with the preparation of the (i) registration statement on Form S-3, Registration No. 333-41308, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”); (ii) prospectus, dated May 5, 2005, filed by the Company with the SEC (the “Prospectus”) and (iii) prospectus supplement, dated September 29, 2005, filed by the Company with the SEC, relating to the public offering of 10,000,000 shares (the “Shares”) of the Company’s Class A Common Stock, $.01 par value, (the “Prospectus Supplement”). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In connection with our representation of the Company, we have examined, considered and relied upon copies of the following documents: (1) the Company’s Fourth Amended and Restated Articles of Incorporation, as amended, and the Company’s Amended and Restated Bylaws; (2) resolutions of the Company’s board of directors authorizing the registration of the Shares, issuance and sale of the Shares and related matters; (3) the Registration Statement and exhibits thereto; (4) the Prospectus; (5) the Prospectus Supplement and (6) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In making the foregoing examinations we have assumed, without investigation, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the documents. As to various questions of fact material to the opinions expressed below, we have relied solely on the representations or certificates of officers and/or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such certificates, documents, records or instruments.

Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance by the Company in the manner and for the consideration contemplated in the Registration Statement and Prospectus Supplement, will be validly issued, fully paid and non-assessable.

SBA Communications Corporation

September 29, 2005

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Akerman Senterfitt